                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                           Year Ended December 31,
                                   -------------------------------------------
                                    1998     1997     1996     1995     1994
                                   -------  -------  -------  -------  -------
Earnings:
 Income before income taxes....... $10,519  $23,897  $15,898  $14,711  $10,163
 Interest expense.................  26,161   13,692   10,873    8,482    6,281
 Interest portion of rental
  expense.........................   1,650    1,743      589      364       44
                                   -------  -------  -------  -------  -------
  Total earnings.................. $38,330  $39,332  $27,360  $23,557  $16,488
                                   =======  =======  =======  =======  =======
Fixed Charges:
 Interest expense................. $26,161  $13,692  $10,873  $ 8,482  $ 6,281
 Interest portion of rental
  expense.........................   1,650    1,743      589      364       44
                                   -------  -------  -------  -------  -------
  Total fixed charges............. $27,811  $15,435  $11,462  $ 8,846  $ 6,325
                                   =======  =======  =======  =======  =======
Ratio of earnings to fixed
 charges..........................     1.4x     2.5x     2.4x     2.7x     2.6x